As filed with the Securities and Exchange Commission on January 4, 2016

Registration No. 333-204811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 14 )

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

Phone: 404-891-1122

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Mark Elliott

Chief Executive Officer

1045 Progress Circle

Lawrenceville, Georgia 30043

Phone: 404-891-1122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum	Stephen A. Weiss	Gregory Sichenzia
David C. Fischer	Jeffrey Rinde	Jeffrey Cahlon
Tahra T. Wright	CKR Law, LLP	Marcelle S. Balcombe
Loeb & Loeb LLP	1330 Avenue of the	Sichenzia Ross Friedman Ference LLP
345 Park Avenue	Americas	61 Broadway
New York, NY 10154	New York, NY 10019	New York, NY 10006
(212) 407-4000	(212) 400-6900	(212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share (1)	$3,450,000	$347.42
Representative’s Class A common stock purchase warrant (4)	0	0
Class A common stock issuable upon exercise of representative’s Class A common stock purchase warrant (3)(5)	187,500	18.88
Total	3,637,500	366.30(	2)

(1) Estimated pursuant to Rule 457(o) under the Securities Act. Includes $450,000 representing the maximum aggregate offering price of securities the underwriters have the option to purchase in this offering to cover over-allotments, if any.

(2) Previously paid.

(3) Pursuant to Rule 416 under the Securities Act, the Class A common stock registered hereby also includes an indeterminate number of additional shares of Class A common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(4) No fee required pursuant to Rule 457(g). We have agreed to issue, upon closing of this offering, compensation warrants exercisable commencing on a date which is one year after the effective date of this registration statement and expiring five years following the effective date of this registration statement representing 5% of the aggregate number of shares of Class A common stock issued in the offering but not including the over-allotment option, or the “Representative Warrants,” to Merriman Capital, Inc. Resales of the Representative Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act are registered hereby. Resales of Class A common stock issuable upon exercise of the Representative Warrants are also being similarly registered on a delayed or continuous basis hereby. See “Underwriting.”

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $187,500, or 125% of $150,000 (5% of $3,000,000 ).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Boxlight Corporation is filing this pre-effective amendment No. 14 (this “Amendment”) to the Registration Statement on Form S-1 (Registration No. 333-204811) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 1.1 and to amend and restate the exhibit index under Item 16 of Part II. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and Exhibit 1.1. The prospectuses are unchanged and have been omitted.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable in connection with the sale of the shares of common stock being registered. The registrant will pay all expenses of the registration and sale of the shares of common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling stockholders. All of the amounts shown are estimates except the SEC registration fee.

	Amount
SEC Registration Fee	$366
*Printing and Engraving Expenses	$15,000
*Transfer Agent and Registrar Fees	$1,000
*Legal Fees and Expenses	$675,000	**
*Accounting Fees and Expenses	$125,000
*Total	$816,366

*	Estimated

** On December 16, 2015, we executed an agreement with our legal counsel, Loeb & Loeb LLP, pursuant to which we agreed to issue 223,667 shares of our common stock as partial compensation for services rendered by Loeb & Loeb LLP in connection with this offering and make cash payments pursuant to an agreed upon payment arrangement over a period of twelve months in the amount of $650,000. The shares will be issued upon the consummation of this offering. Upon our timely payment of the cash component of compensation due and owing to Loeb as set forth in the agreement, Loeb will be obligated to return to us up to 201,300 shares of common stock for no further consideration and will continue to beneficially own 22,367 shares of our common stock. If we fail to timely make the cash payments, Loeb may would be entitled to keep all of the shares.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Article 9 of our Second Amended and Restated Articles of Incorporation, Article 8 of our by-laws and the Nevada Revised Business Statutes, contain indemnification provisions.

Our Second Amended and Restated Articles of Incorporation provides that we will indemnify, in accordance with our by-laws and to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, by reason of such person acting as a director or officer of the corporation or any of its subsidiaries against any liability or expense actually and reasonably incurred by such person. We will be required to indemnify an officer or director in connection with an action, suit or proceedings initiated by such person only if (i) such action, suit or proceeding was authorized by the Board and (ii) the indemnification does no relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. Indemnification shall include payment by us of expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it’s ultimately determined that such person is not entitled to indemnification.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The Company has sold within the past three years, the following securities which were not registered under the Securities Act:

In connection with the formation of the Company, on September 18, 2014, a total of 2,467,232 shares of Class A common stock were issued to Vert Capital Corporation in reliance on Section 4(a)(2).

On November 7, 2014, we issued to Vert Capital Corp., and a consultant five year warrants to purchase 794,140 shares of our Class B common stock, at an exercise price payable by warrant holders equal to 110% of the initial per share offering price of the shares being sold under this prospectus. Among other provisions, such warrants contain “cashless” exercise rights and prohibit the holder from selling any of the shares issuable upon exercise of such warrants for a period of not less than six months from the date of issuance. Such warrants were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

●	On January 16, 2015, we issued a convertible promissory note to Mark Elliott, in the amount of $50,000. Mr. Elliott may convert all but not less than all of the outstanding principal and interest due under this note into the Company’s common stock, at the lesser of (i) $ 6.48 per share or (ii) a discount of 20% to the trading price if the Company’s common stock is then publicly traded. The note was issued pursuant to an exemption from registration under section 4(2) of the Securities Act.

●	On August 19, 2015, we issued a convertible promissory note to James Lofgren in the amount of $45,000. Mr. Lofgren may convert all but not less than all of the outstanding principal and interest due under this note into the Company’s common stock, at the lesser of (i) $ 6.48 per share or (ii) a discount of 20% to the trading price if the Company’s common stock is then publicly traded. The note was issued pursuant to an exemption from registration under section 4(2) of the Securities Act. James Lofgren is the spouse of Sheri Lofgren, Chief Financial Officer of the Company. Ms. Lofgren disclaims beneficial ownership in the shares.

Upon consummation of the offering contemplated by the prospectus included in this registration statement, the Company will issue shares of its capital stock, as follows:

●	in exchange for 100% of the membership interest equity in Genesis, a total of 1,000,000 shares of the Company’s Series B preferred stock will be issued to the four former members of Genesis Collaboration LLC, which shall automatically be converted into 387,170 shares of Class A common stock or such other number of shares as shall represent 4.0% of the Company’s fully-diluted common stocks;

●	an aggregate of 250,000 shares of Series A Preferred stock will be issued to Vert Capital Corp., to be held in trust for the benefit of the existing holders of Series A Preferred stock in LCC-Delaware; such 250,000 shares of Series A Preferred stock will automatically convert into 385,505 shares of class A Common stock on a date that is one year from the date of this prospectus.

●	in exchange for 82.28% of the shares of Boxlight, a total of 270,000 shares of our Series C preferred stock will be issued to the selling Boxlight stockholders, which will automatically convert into 1,991,627 shares of our Class A common stock.

●	An additional 159,330 bonus shares of Boxlight Parent Class A common stock will be issued to certain of the former Boxlight stockholders, and Boxlight Parent has also agreed to grant employee stock options entitling the option holders to purchase upon full vesting, at the offering price of our Class A common stock, an additional 483,965 shares of our Class B common stock or such other number of shares as represents 5.0% of our fully diluted common stock. Class B common stock is identical to Class A common stock, except that Class B common stock carries no vote, other than as required by law.

●	in exchange for 100% of the common shares of Globisens, a total of 332,691 shares of the Company’s Class A common stock will be issued to the Globisens stockholders, or such other number of shares as shall represent 3.437% of the Company’s fully-diluted common stock;

●	223,667 shares of our Class A common stock to be issued to our legal counsel, Loeb & Loeb LLP upon consummation of this offering as partial compensation for services rendered in relation to this initial public offering.

●	100,000 shares of our Class A common stock to be issued to Falcon Equity Partners upon consummation of this offering as compensation for financial advisory and business consulting services to be rendered after the consummation of this offering.

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The above securities will be issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

In addition, in exchange for a transfer to a subsidiary of Everest Display of the “Boxlight” and “Boxlight Display” trademarks, the Company agreed to issue an additional 27,777 shares of its common stock to the current owner of such trademarks. Such shares will be issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedules

See page F-1 for an index of the financial statements and financial statement schedules included in this Registration Statement.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lawrenceville, of the State of Georgia, on this 4th day of January, 2016 .

BOXLIGHT CORPORATION

By:	/S/ JAMES MARK ELLIOTT
James Mark Elliott
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES MARK ELLIOTT	Chief Executive Officer and Chairman	January 4, 2016
James Mark Elliott	(Principal Executive Officer)

/S/ Henry (“Hank”) Nance	President and Chief Operating Officer	January 4, 2016
Henry (“Hank”) Nance

/S/ SHERI LOFGREN	Chief Financial Officer	January 4, 2016
Sheri Lofgren	(Principal Financial and Accounting Officer)

*	Director	January 4, 2016
Michael Pope

*	Director	January 4, 2016
Tiffany Kuo

*	Director	January 4, 2016
Robin Richards

*	Director	January 4, 2016
Dr. Rudolph Crew

*/S/ JAMES MARK ELLIOTT
James Mark Elliott
Authorized Signatory

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement

3.1	Seventh Amended and Restated Articles of Incorporation*

3.2	Bylaws*

4.1	Certificate of Designations of Series A Convertible Preferred Stock*

4.2	Certificate of Designations of Series B Convertible Preferred Stock*

4.3	Amended and Restated Certificate of Designations of Series C Convertible Preferred Stock*

4.4	Form of Warrant Held by Vert Capital Corp.*

4.5	Form of Warrant Held by Lackamoola, LLC*

5.1	Opinion of Loeb & Loeb, LLP as to the legality of the securities being offered*

10.1	Share Purchase Agreement, by and among the majority shareholders of Everest Display, Inc., Boxlight Display, Inc., the registrant and Vert Capital Corp.*

10.2	Option Agreement, by and among the majority shareholders of Everest Display, Inc., the registrant and Vert Capital Corp.*

10.3	Stock Purchase Agreement, by and among the shareholders of Globisens Ltd., Inc. and the registrant*

10.4	Share Exchange Agreement, by and among Vert Capital Corporation and such other former members of Genesis Collaboration LLC, the Delaware subsidiary of the registrant and the registrant*

10.5	Form of Stock Purchase Agreement, by and among the registrant and certain founding shareholders of the registrant*

10.6	Form of 4% Promissory Note payable to the registrant by certain founding shareholders of the registrant*

10.7	Intellectual Property Asset Purchase and Assignment Agreement, by and among Herbert H. Myers, Boxlight, Inc., Boxlight Technologies Ltd. and the registrant*

10.8+	Employment Agreement effective as September 18, 2014, by and between James Mark Elliott and the registrant*

10.9+	2014 Stock Incentive Plan of the registrant*

10.10+	Employment Agreement between Sheri Lofgren and the registrant*

10.11+	Employment Agreement between Henry (“Hank”) Nance and the registrant*

10.12	Line of Credit Agreement between Vert Capital Corp. and the registrant*

10.14	Amendment to Share Purchase Agreement, by and among the majority shareholders of Everest Display, Inc., Boxlight Display, Inc., the registrant and Vert Capital Corp.*

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10.15	Amendment to Stock Purchase Agreement, by and among the shareholders of Globisens Ltd., Inc. and the registrant*

10.16	Stock Transfer Agreement by and among the registrant, Logical Choice Corporation (a Delaware Corporation), Vert Capital Corp. and LCT Minority Stockholders*

10.17	Line of Credit Agreement between Logical Choice Corporation (a Delaware Corporation) and the registrant*

10.18	Convertible Promissory Note dated January 16, 2015, issued to Mark Elliot*

10.19	Line of Credit Agreement between Sy Silverstein and the registrant*

10.20	Line of Credit Agreement between Genesis Collaboration LLC and the registrant*

10.21	Letter of Agreement by and between Dr. Rudolph Crew and the registrant*

10.22	Letter of Agreement by and between Robin D. Richards and the registrant*

10.23	Agreement by and between Vert Capital Corp. and the registrant relating to the registrant’s right to participate in certain future acquisitions*

10.24	Amendment to Convertible Promissory Note dated January 16, 2015, issued to Mark Elliot*

10.25	Management Agreement dated July 15, 2015, by and between VC2 Advisors LLC and the registrant*

10.26	Amendment No. 2 to Share Purchase Agreement, by and among the majority shareholders of Everest Display, Inc., Boxlight Display, Inc., the registrant and Vert Capital Corp. and Option Agreement, by and among the majority shareholders of Everest Display, Inc., the registrant and Vert Capital Corp.*

10.27	Amendment No. 2 to Stock Purchase Agreement, by and among the shareholders of Globisens Ltd., Inc. and the registrant*

10.28	Form of Stock Option Agreement of the registrant*

10.29	Convertible Promissory Note dated August 19, 2015, issued to James Lofgren*

10.30	Amendment No.3 to Stock Purchase Agreement, by and among the shareholders of Globisens Ltd., Inc. and the registrant.*

10.31	Amendment No.3 to Share Purchase Agreement, by and among the majority shareholders of Everest Display, Inc., Boxlight Display, Inc., the registrant and Vert Capital Corp. and Option Agreement, by and among the majority shareholders of Everest Display, Inc., the registrant and Vert Capital Corp.*

10.32	Amendment No. 4 to Share Purchase Agreement, by and among the majority shareholders of Everest Display, Inc., Boxlight Holdings, Ltd., the registrant and Vert Capital Corp. and Option Agreement, by and among the majority shareholders of Everest Display, Inc., the registrant and Vert Capital Corp.*

10.33	Amendment No. 5 to Share Purchase Agreement, by and among the majority shareholders of Everest Display, Inc., Boxlight Holdings, Ltd., the registrant and Vert Capital Corp. and Option Agreement, by and among the majority shareholders of Everest Display, Inc., the registrant and Vert Capital Corp.*

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10.34	Amendment No. 4 to Stock Purchase Agreement, by and among the shareholders of Globisens Ltd., Inc. and the registrant*

10.35	Amendment No. 1 to Line of Credit Agreement between Vert Capital Corp. and the registrant*

10.36	Amendment No. 6 to Share Purchase Agreement, by and among the majority shareholders of Everest Display, Inc., Boxlight Holdings, Ltd., the registrant and Vert Capital Corp. and Option Agreement, by and among the majority shareholders of Everest Display, Inc., the registrant and Vert Capital Corp.*

10.37	Amendment No. 5 to Stock Purchase Agreement, by and among the shareholders of Globisens Ltd., Inc. and the registrant*

10.38	Agreement by and between Loeb & Loeb LLP and the registrant*

23.1	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)

23.2	Consent of GBH CPAs, PC*

23.3	Consent of Aboulafia Chekroun & Co*

24.1	Power of Attorney (included in signature pages)*

* Previously filed

+ Indicates management contract or compensatory plan

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